Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-3 of Associated Estates Realty Corporation of our report dated February 25, 2010 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting of Associated Estates Realty Corporation, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
PricewaterhouseCoopers LLP
Cleveland, OH
June 11, 2010